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                                                                                      EXHIBIT 11(ii)
                                                                                      Page 1 of 2

                                       INGERSOLL-RAND COMPANY
                          COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                  (In millions of dollars except for shares and per share amounts)
                                                       Years ended December 31,
                                        1996          1995          1994          1993          1992
FULLY DILUTED EARNINGS PER SHARE:
Earnings applicable to common
  stock before effect of
  accounting changes...........       $358.0        $270.3        $211.1        $163.5       $ 115.6
Effect of accounting changes:
  - Postemployment benefits....           --            --            --         (21.0)           --
  - Postretirement benefits
    other than pensions........           --            --            --            --        (332.0)
  - Income taxes...............           --            --            --            --         (18.0)
Net earnings (loss) applicable
  to common stock..............       $358.0        $270.3        $211.1        $142.5       $(234.4)

Average number of common
  shares outstanding...........  107,492,364   106,069,078   105,458,116   104,991,535   104,340,622
Number of common shares
  issuable assuming exercise
  under incentive stock plans..      798,190       498,456       496,893       600,429       738,149
Average number of outstanding
  shares as adjusted for
  fully diluted earnings per
  share calculations...........  108,290,554   106,567,534   105,955,009   105,591,964   105,078,771


                                                                                      EXHIBIT 11(ii)
                                                                                      Page 2 of 2
                                       INGERSOLL-RAND COMPANY
                          COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                  (In millions of dollars except for shares and per share amounts)
                                            (Continued)

                                                       Years ended December 31,
                                        1996          1995          1994          1993          1992
Fully diluted earnings per share:
Earnings before effect of
  accounting changes...........        $3.31         $2.54         $1.99        $ 1.55        $ 1.10
  Effect of accounting changes:
    - Postemployment benefits..           --            --            --         (0.20)           --
    - Postretirement benefits
      other than pensions......           --            --            --            --         (3.16)
    - Income taxes.............           --            --            --            --         (0.17)
Fully diluted earnings (loss) per
  share........................        $3.31         $2.54         $1.99        $ 1.35        $(2.23)

Notes: All common share and per share amounts have been adjusted for the 2-for-1 stock split which was made in the form of a stock dividend in 1992.
This calculation is presented in accordance with the Securities Exchange Act of 1934, although it is not required disclosure under APB Opinion No. 15. Net earnings per share of common stock computed on a fully diluted basis are based on the average number of common shares outstanding during each year after adjustment for individual securities which may be dilutive. Securities entering into consideration in making this calculation are common shares issuable under employee incentive stock plans. Employee stock options outstanding have been included in the calculation of fully diluted earnings per share by applying the "Treasury Stock" Method quarterly. Such calculations have been made using the higher of the average month-end market prices or the market prices at the end of the quarter, in order to reflect the maximum potential dilution.

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